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                                                                   Exhibit 10.65

                                AMENDMENT NO. 1
                                       TO
                         CHIEF SCIENTIFIC SPOKESPERSON
                                   AGREEMENT


        This Amendment No. 1 (the "Amendment"), effective as of October 18 , 2003 (the "Effective Date") is being made to the Agreement between CytRx Corporation, a Delaware corporation (the "Company") and Dr. Louis J. Ignarro ("Dr. Ignarro"), dated as of July 17, 2003 (the "Agreement").

                                 R E C I T A L S

        WHEREAS, the Company and Dr. Ignarro previously have entered into the Agreement;

        WHEREAS, Article 4 of the Agreement describes the vesting terms of the Option (as defined in the Agreement);

        WHEREAS, the Company and Dr. Ignarro each desires to amend the vesting provisions related to the Option, for the portion of the Option that has not vested as of the Effective Date;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Article 4 -- "Compensation".

        Article 4 of the Agreement is hereby amended and restated, in its entirety, as follows:

        "4. Compensation. As payment in full for the Services, Dr. Ignarro will be granted a non-qualified stock option on the Grant Date under the CytRx Corporation 2000 Long-Tern Incentive Plan to purchase 350,000 registered shares of the Company's common stock at an exercise price equal to the closing price for the Company's common stock on Nasdaq on the Grant Date (the "OPTION"). The Option will have a term of seven years and, from the date hereof until October 17, 2003, will vest monthly at the rate of 4,839 shares for each day of consulting services provided by Dr. Ignarro in that month and, thereafter, shall vest monthly at a rate of 15,975 shares for the remaining term of this Agreement. Any unvested shares under the Option as of the date of termination of this Agreement shall be cancelled."

2. Continuation of All Other Terms of Agreement.

        Except for the amendment of Article 4, provided for in Article 1 of this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect.



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3. Miscellaneous.

        3.1 Dispute Resolution. The parties agree that any dispute arising out of or relating to this Amendment shall be resolved solely by means of the procedures set forth in Article 12 of the Agreement.

        3.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        3.3 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Amendment.

        3.4 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

        3.5 Amendment. This Amendment may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all of the parties.

        3.6 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California irrespective of any conflicts of law principles.

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

CYTRX CORPORATION                        DR. LOUIS J. IGNARRO




By: /s/ Steven A. Kriegsman              /s/ Louis J. Ignarro
   -------------------------------       -------------------------------
   Steven A. Kriegsman
   Chief Executive Officer



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